Exhibit T3E-2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------------x
                                                       :
In re                                                  :  Chapter 11 Case No.
                                                       :
ATKINS NUTRITIONALS, INC., et al.,                     :  05-15913 (ALG)
                                                       :
                  Debtors.                             :  (Jointly Administered)
                                                       :
-------------------------------------------------------x





                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------



















WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
   Debtors In Possession
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Dated:    August 24, 2005

                                TABLE OF CONTENTS

                                                                                                  PAGE


Article I         DEFINITIONS AND INTERPRETATION....................................................1

         A.       Definitions.......................................................................1

                  1.1      Administrative Expense...................................................1

                  1.2      Affiliate................................................................1

                  1.3      Allowed..................................................................1

                  1.4      ANI......................................................................2

                  1.5      Atkins Canada............................................................2

                  1.6      Atkins Holdings..........................................................2

                  1.7      Atkins Holdings II.......................................................2

                  1.8      Bankruptcy Code..........................................................2

                  1.9      Bankruptcy Court.........................................................2

                  1.10     Bankruptcy Rules.........................................................2

                  1.11     Benefit Plans............................................................2

                  1.12     Board....................................................................3

                  1.13     Business Day.............................................................3

                  1.14     Canadian Proceedings.....................................................3

                  1.15     Cash.....................................................................3

                  1.16     Claim....................................................................3

                  1.17     Commencement Date........................................................3

                  1.18     Committee................................................................3

                  1.19     Confirmation Date........................................................3

                  1.20     Confirmation Hearing.....................................................3

                  1.21     Confirmation Order.......................................................3

                  1.22     Consenting Equity Holders................................................3

                  1.23     Consenting First Lien Secured Parties....................................3

                  1.24     Consenting Second Lien Secured Parties...................................3

                  1.25     Credit Agreement Claim...................................................3

                  1.26     Cure.....................................................................4

                  1.27     Debtors..................................................................4

                  1.28     Debtors in Possession....................................................4

                  1.29     DIP Agent................................................................4

                  1.30     DIP Lenders..............................................................4

                  1.31     Disbursing Agent.........................................................4

                  1.32     Disclosure Statement.....................................................4

                  1.33     Disputed.................................................................4

                  1.34     Effective Date...........................................................5

                  1.35     Equity Interest..........................................................5

                  1.36     Estates..................................................................5

                  1.37     Federal Judgment Rate....................................................5

                  1.38     Final Order..............................................................5

                  1.39     First Lien Claim.........................................................6


                                       i

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                  PAGE

                  1.40     Forbearance Agreement....................................................6

                  1.41     General Unsecured Claim..................................................6

                  1.42     Intercompany Claim.......................................................6

                  1.43     Lenders..................................................................6

                  1.44     Lock-Up Agreement........................................................6

                  1.45     Lien.....................................................................6

                  1.46     Management Incentive Plan................................................6

                  1.47     New Common Interests.....................................................6

                  1.48     New CVR Interests........................................................6

                  1.49     New Interest Holders Agreement...........................................6

                  1.50     New Management Agreements................................................6

                  1.51     New Management Interests.................................................7

                  1.52     New Organizational Documents.............................................7

                  1.53     New Senior Note Agent....................................................7

                  1.54     New Senior Note Agreement................................................7

                  1.55     New Tranche A Senior Notes...............................................7

                  1.56     New Working Capital Facility.............................................7

                  1.57     Non-Debtor Party.........................................................7

                  1.58     Old Atkins Holdings Common Stock.........................................7

                  1.59     Old Atkins Holdings Preferred Stock......................................8

                  1.60     Old Equity Interests.....................................................8

                  1.61     Old Management Agreement.................................................8

                  1.62     Other Secured Claim......................................................8

                  1.63     Person...................................................................8

                  1.64     Plan.....................................................................8

                  1.65     Plan Supplement..........................................................8

                  1.66     Postpetition Financing Agreement.........................................8

                  1.67     Postpetition Financing Obligations.......................................9

                  1.68     Postpetition Financing Order.............................................9

                  1.69     Prepetition Agent........................................................9

                  1.70     Prepetition Credit Agreement.............................................9

                  1.71     Priority Non-Tax Claim...................................................9

                  1.72     Priority Tax Claim.......................................................9

                  1.73     Ratable Proportion.......................................................9

                  1.74     Reorganized Atkins Holdings..............................................9

                  1.75     Reorganized ANI..........................................................9

                  1.76     Reorganization Cases.....................................................9

                  1.77     Reorganized Debtors.....................................................10

                  1.78     Schedules...............................................................10

                  1.79     Second Lien Claim.......................................................10

                  1.80     Sponsors................................................................10

                  1.81     Subsidiary..............................................................10


                                       ii

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                  PAGE

                  1.82     Tax Code................................................................10

                  1.83     U.S. Trustee............................................................10

         B.       Interpretation; Application of Definitions and Rules of Construction.............10

Article II        PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS........11

                  2.1      Administrative Expenses.................................................11

                  2.2      Priority Tax Claims.....................................................12

Article III       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS, IMPAIRMENT, AND VOTING............12

Article IV        PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS..........................13

                  4.1      Priority Non-Tax Claims (Class 1).......................................13

                  4.2      First Lien Claims (Class 2).............................................13

                  4.3      Second Lien Claims (Class 3)............................................13

                  4.4      Other Secured Claims (Class 4)..........................................13

                  4.5      General Unsecured Claims (Class 5)......................................14

                  4.6      Old Equity Interests (Class 6)..........................................14

                  4.7      Nonconsensual Confirmation..............................................14

Article V         MEANS OF IMPLEMENTATION..........................................................14

                  5.1      Substantive Consolidation...............................................14

                  5.2      Incurrence of New Indebtedness..........................................15

                  5.3      Issuance of New Common Interests........................................15

                  5.4      Issuance of New CVR Interests...........................................15

                  5.5      Management Incentive Plan...............................................15

                  5.6      New Management Agreements...............................................16

                  5.7      Issuance of New Management Interests....................................16

                  5.8      Cancellation of Existing Securities and Agreements......................16

                  5.9      Surrender of Existing Securities........................................16

                  5.10     Enforcement of Subordination............................................17

                  5.11     Legal Form and Governance...............................................17

                  5.12     Exemption from Securities Laws..........................................18

                  5.13     Exemption from Transfer Taxes...........................................18

                  5.14     Expedited Tax Determination.............................................18

Article VI        PROVISIONS GOVERNING DISTRIBUTIONS...............................................19

                  6.1      Date of Distributions...................................................19

                  6.2      Disbursing Agent........................................................19


                                      iii

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                  PAGE

                  6.3      Rights and Powers of Disbursing Agent...................................19

                  6.4      Delivery of Distributions...............................................20

                  6.5      Manner of Payment.......................................................20

                  6.6      No Fractional Distributions.............................................20

                  6.7      Setoffs and Recoupment..................................................21

                  6.8      Allocation of Plan Distributions Between Principal and Interest.........21

Article VII       PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION.............21

                  7.1      Objections..............................................................21

                  7.2      No Distributions Pending Allowance......................................21

                  7.3      Distributions After Allowance...........................................22

Article VIII      EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................22

                  8.1      Treatment...............................................................22

                  8.2      Cure Payments...........................................................23

                  8.3      Rejection Damage Claims.................................................23

                  8.4      Compensation and Benefit Plans..........................................23

                  8.5      Programs and Policies...................................................23

Article IX        CONDITIONS PRECEDENT TO CONSUMMATION DATE........................................24

                  9.1      Conditions Precedent to Confirmation....................................24

                  9.2      Conditions Precedent to Effectiveness...................................24

                  9.3      Waiver of Conditions....................................................25

                  9.4      Satisfaction of Conditions..............................................25

                  9.5      Effect of Nonoccurrence of Conditions...................................25

Article X         EFFECT OF CONFIRMATION...........................................................26

                  10.1     Revesting of Assets.....................................................26

                  10.2     Binding Effect..........................................................26

                  10.3     Discharge of Debtors....................................................26

                  10.4     Term of Injunctions or Stays............................................26

                  10.5     Indemnification Obligations.............................................27

                  10.6     Exculpation.............................................................27

                  10.7     Mutual Release..........................................................28

                  10.8     Preservation of Causes of Action........................................29

Article XI        RETENTION OF JURISDICTION........................................................29

Article XII       MISCELLANEOUS PROVISIONS.........................................................30

                  12.1     Payment of Statutory Fees...............................................30

                  12.2     Modification of Plan....................................................31



                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                  PAGE

                  12.3     Revocation of Plan......................................................31

                  12.4     Intercompany Claims.....................................................31

                  12.5     Dissolution of the Committee............................................31

                  12.6     Severability of Plan Provisions.........................................31

                  12.7     Governing Law...........................................................31

                  12.8     Compliance with Tax Requirements........................................32

                  12.9     Notices.................................................................32

                  12.10    Filing or Execution of Additional Documents.............................33

Exhibits
--------

Exhibit A       Summary of Terms of the New Tranche A Senior Notes

Exhibit B       Summary of Terms of the New Working Capital Facility

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------x
                                                    :
In re                                               :     Chapter 11 Case No.
                                                    :
ATKINS NUTRITIONALS, INC., et al.,                  :     05-15913 (ALG)
                                                    :
                  Debtors.                          :     (Jointly Administered)
                                                    :
----------------------------------------------------x

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

           Atkins Nutritionals Holdings, Inc. and its wholly owned direct and indirect subsidiaries, Atkins Nutritionals Holdings II, Inc., Atkins Nutritionals, Inc., and Atkins Nutritionals (Canada) Limited, debtors and debtors in possession, jointly propose the following chapter 11 plan pursuant to section 1121(a) of the Bankruptcy Code:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

A.   DEFINITIONS.

           The following terms used herein shall have the respective meanings defined below:

           1.1 Administrative Expense means any right to payment constituting a cost or expense of administration of the Reorganization Cases Allowed under sections 503(b), 507(a)(1), and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors' Estates, (b) any actual and necessary costs and expenses of operating the Debtors' business, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Reorganization Cases, and (d) any compensation for professional services rendered and reimbursement of expenses incurred, to the extent Allowed by Final Order under section 330 or 503 of the Bankruptcy Code.

           1.2 Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

           1.3 Allowed means (i) with reference to any Claim, (a) any Claim against any Debtor, which has been listed by such Debtor in its Schedules (as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1007) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed or (b) any

Claim as to which the liability of a Debtor and the amount thereof are determined by a Final Order and (ii) with reference to any Claim or Administrative Expense, (a) any Claim or Administrative Expense that is the subject of a timely filed proof of Claim or request for an Administrative Expense as to which no objection to allowance or request for estimation has been interposed on or before the applicable period of limitation fixed by section 7.1 of the Plan or otherwise ordered by the Bankruptcy Court, or as to which any objection or request for estimation has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Administrative Expense expressly allowed under the Plan, or (c) any Claim or Administrative Expense allowed under section 502, 503, or 1111 of the Bankruptcy Code. Unless otherwise specified in the Plan or ordered by the Bankruptcy Court, "Allowed Claim" or "Allowed Administrative Expense" shall not include interest on such Claim or Administrative Expense from and after the Commencement Date.

           1.4 ANI means Atkins Nutritionals, Inc., a New York corporation.

           1.5 Atkins Canada means Atkins Nutritionals (Canada) Limited, a Canadian corporation.

           1.6 Atkins Holdings means Atkins Nutritionals Holdings, Inc., a Delaware corporation.

           1.7 Atkins Holdings II means Atkins Nutritionals Holdings II, Inc., a Delaware corporation.

           1.8 Bankruptcy Code means title 11, United States Code, as amended from time to time, as applicable to the Reorganization Cases.

           1.9 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York or any other court of the United States having jurisdiction over the Reorganization Cases.

           1.10 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, as applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

           1.11 Benefit Plans means all employee benefit plans, policies, and programs sponsored by any of the Debtors, including, without limitation, all non-executive incentive and bonus arrangements, medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, savings plans, retirement pension plans, and retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code).

           1.12 Board means each board of director or board of managers, as the case may be, appointed pursuant to section 5.11 of the Plan.

           1.13 Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

           1.14 Canadian Proceedings means the related proceedings commenced on August 4, 2005 by the Debtors in the Ontario Superior Court of Justice pursuant to section 18.6 of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.

           1.15 Cash means legal tender of the United States of America.

           1.16 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

           1.17 Commencement Date means July 31, 2005, the date on which the Debtors commenced their Reorganization Cases.

           1.18 Committee means the committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102(a) of the Bankruptcy Code.

           1.19 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

           1.20 Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

           1.21 Confirmation Order means the order or orders of the Bankruptcy Court confirming the Plan.

           1.22 Consenting Equity Holders means holders of Old Atkins Holdings Common Stock and Old Atkins Holdings Preferred Stock that are parties to the Lock-Up Agreement and defined therein as "Sponsors."

           1.23 Consenting First Lien Secured Parties means collectively, parties to the Lock-Up Agreement that hold First Lien Claims.

           1.24 Consenting Second Lien Secured Parties means collectively, parties to the Lock-Up Agreement that hold Second Lien Claims.

           1.25 Credit Agreement Claim means a Claim arising under the Prepetition Credit Agreement or any of the promissory notes issued thereunder or any letter of credit issued thereunder for the account of any of the Debtors by a bank or other financial institution which is a party to the Prepetition Credit Agreement, or any of the guaranties, pledges, and other agreements and documents given or issued pursuant thereto or in connection therewith.

           1.26 Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a default by the Debtors under an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365 of the Bankruptcy Code.

           1.27 Debtors means Atkins Holdings, Atkins Holdings II, ANI, and Atkins Canada; debtors in the Reorganization Cases.

           1.28 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

           1.29 DIP Agent means UBS AG, Stamford Branch, or any successor thereto, as administrative agent and collateral agent under the Postpetition Credit Agreement.

           1.30 DIP Lenders means the lenders party to the Postpetition Financing Agreement including, without limitation, the DIP Agent.

           1.31 Disbursing Agent means any entity in its capacity as a disbursing agent under section 6.2 hereof.

           1.32 Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

           1.33 Disputed means, with reference to any Administrative Expense or Claim, any such Administrative Expense or Claim (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) which has been or hereafter is listed by a Debtor on its Schedules as unliquidated, disputed, or contingent, and which has not been resolved by written agreement of the parties or a Final Order, or (c) as to which the Debtors or any other party in interest has interposed a timely objection and/or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order. Prior to
(i) the time an objection has been filed and (ii) the expiration of the time within which to object to such Claim set forth herein or otherwise established by order of the Bankruptcy Court, a Claim shall be considered a Disputed Claim to the extent that the amount of the Claim specified in a proof of Claim exceeds the amount of the Claim scheduled by the Debtor as not disputed, contingent, or unliquidated.

           1.34 Effective Date means a Business Day selected by the Debtors, after consultation with the Prepetition Agent, on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions precedent to the effectiveness of the Plan specified in section 9.2 of the Plan shall have been satisfied or waived as provided in section 9.3.

           1.35 Equity Interest means the interest in any equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, including (a) any option, warrant, call, subscription, or other right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting participation, dividend rights, and liquidation preferences relating to any such equity security, and (b) all rights, interests, and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution, or damages) arising under or in connection with (i) all agreements, including stockholder agreements and management agreements, entered into by any of the Debtors in connection with the issuance of such security or (ii) the purchase or sale of such security.

           1.36 Estates means the estates of the Debtors as created under section 541 of the Bankruptcy Code.

           1.37 Federal Judgment Rate means the rate equal to the weekly average one-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the calendar week preceding the Effective Date and identified at http://www.federalreserve.gov/releases/h15/current/.

           1.38 Final Order means an order or judgment of a court of competent jurisdiction, which has been entered on the docket maintained by the clerk of such court, and which has not been reversed, vacated, or stayed and as to which
(a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

           1.39 First Lien Claim means a secured Credit Agreement Claim constituting a "First Lien Obligation," as that term is defined in the Prepetition Credit Agreement.

           1.40 Forbearance Agreement means that agreement dated April 6, 2005, among certain of the Debtors, the Prepetition Agent, and certain of the Lenders, in connection with the Prepetition Credit Agreement.

           1.41 General Unsecured Claim means any Claim that is not a Priority Non-Tax Claim, a Priority Tax Claim, or a secured Claim.

           1.42 Intercompany Claim means a Claim by any Debtor or Subsidiary against any Debtor.

           1.43 Lenders means the lenders from time to time party to the Prepetition Credit Agreement, including any assignees thereof as permitted under the Prepetition Credit Agreement including, without limitation, the Prepetition Agent.

           1.44 Lock-Up Agreement means the Lock Up, Voting and Consent Agreement, dated as of July 29, 2005, among the Debtors, the Prepetition Agent, the Consenting First Lien Secured Parties, the Consenting Second Lien Secured Parties, and the Sponsors, including all exhibits, schedules, and attachments thereto, the form of which is annexed as Exhibit 2 to the Disclosure Statement.

           1.45 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

           1.46 Management Incentive Plan means the management equity incentive plan which shall be substantially in the form set forth in the Plan Supplement.

           1.47 New Common Interests means the common equity securities of Reorganized Atkins Holdings authorized to be issued pursuant to section 5.3 of the Plan, substantially in the form set forth in the Plan Supplement.

           1.48 New CVR Interests means the contingent value right arrangements authorized to be issued by Reorganized Atkins Holding pursuant to section 5.4 of the Plan, substantially in the form set forth in the Plan Supplement.

           1.49 New Interest Holders Agreement means the agreement or agreements to be executed on the Effective Date by the holders of the New Common Interests, substantially in the form set forth in the Plan Supplement.

           1.50 New Management Agreements means the employment agreements substantially in the forms set forth in the Plan Supplement, to be executed on the Effective Date by Reorganized ANI and the counterparties identified therein.

           1.51 New Management Interests means the contingent value right arrangements to be issued by Reorganized Atkins Holdings pursuant to the Management Incentive Plan and New Management Agreements, and authorized pursuant to section 5.7 of the Plan, substantially in the form set forth in the Plan Supplement.

           1.52 New Organizational Documents means each certificate of incorporation, certificate of formation, limited liability company agreement, bylaws, and other organizational document for each of the Reorganized Debtors, as applicable, substantially in the forms set forth in the Plan Supplement.

           1.53 New Senior Note Agent means the agent under the New Senior Note Agreement, who shall be selected by the holders of Allowed First Lien Claims.

           1.54 New Senior Note Agreement means the senior secured subordinated notes agreement, dated as of the Effective Date, between Reorganized ANI and the New Senior Note Agent, governing the New Tranche A Senior Notes, which agreement shall be substantially in the form set forth in the Plan Supplement.

           1.55 New Tranche A Senior Notes means the $110 million Tranche A senior secured subordinated notes, due on the fifth anniversary of the Effective Date, to be issued by Reorganized ANI on the Effective Date pursuant to the New Senior Note Agreement, and having the principal terms and conditions set forth in Exhibit A to the Plan.

           1.56 New Working Capital Facility means the senior secured revolving credit facility to be obtained by Reorganized ANI on the Effective Date, having principal terms and conditions no less favorable to the Reorganized Debtors than those set forth in Exhibit B to the Plan, and all notes, guaranties, pledges, security agreements, and other agreements and documents to be given or issued pursuant thereto or in connection therewith, which shall be substantially in the form set forth in the Plan Supplement.

           1.57 Non-Debtor Party means each of (a) the officers and directors of the Debtors holding office at any time prior to the Effective Date, (b) the holders of First Lien Claims that elected on their respective ballots to participate in the mutual release under the Plan, (c) the holders of Second Lien Claims that elected on their respective ballots to participate in the mutual release under the Plan, (d) the Prepetition Agent, (e) the Consenting Equity Holders, and (f) each of their respective principals, officers, directors, agents, employees, advisors (including any attorneys, financial advisors, investment bankers, and other professionals retained by such Persons or entities), affiliates, and representatives.

           1.58 Old Atkins Holdings Common Stock means the authorized and outstanding shares of common stock of Atkins Holdings.

           1.59 Old Atkins Holdings Preferred Stock means the authorized and outstanding shares of preferred stock of Atkins Holdings.

           1.60 Old Equity Interests means the Old Atkins Holdings Common Stock, the Old Atkins Holdings Preferred Stock, and all other Equity Interests in Atkins Holdings.

           1.61 Old Management Agreement means the Management Agreement, dated as of October 13, 2003, between ANI and PCAP, L.P.

           1.62 Other Secured Claim means any secured Claim not constituting a secured Credit Agreement Claim.

           1.63 Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof, or any other form of legal entity.

           1.64 Plan means this Joint Plan of Reorganization, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

           1.65 Plan Supplement means the supplement to the Plan, containing certain documents relevant to the implementation of this Plan, including, but not limited to the lists of the initial members of the Boards of the Reorganized Debtors, the lists of the initial officers of the Reorganized Debtors, the list of executory contracts and unexpired leases to be assumed pursuant to the Plan, and forms of the New Common Interests, New CVR Interests, New Management Interests, New Interest Holder Agreement, New Organizational Documents, New Senior Note Agreement, New Management Agreements, and Management Incentive Plan. The Plan Supplement and the documents contained therein shall be in form, scope, and substance, satisfactory to the Debtors and the Prepetition Agent, and shall be filed with the Bankruptcy Court no later than ten (10) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution.

           1.66 Postpetition Financing Agreement means the $25,000,000 Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of August 5, 2005, among ANI, as borrower, Atkins Holdings, Atkins Holdings II, and Atkins Canada, as guarantors; the DIP Agent; UBS AG Stamford Branch, as issuing bank; UBS Securities LLC, as bookmanager, lead arranger and syndication agent; UBS Finance LLC, as swingline lender, and the lender parties thereto, and all agreements, instruments, or documents executed by any of the Debtors in relation thereto, as modified or amended from time to time during the Reorganization Cases, as authorized by the Bankruptcy Court.

           1.67 Postpetition Financing Obligations means all obligations of the Debtors arising under the Postpetition Financing Agreement and the Postpetition Financing Order.

           1.68 Postpetition Financing Order means the Final Order of the Bankruptcy Court (i) Authorizing Use of Cash Collateral, (ii) Authorizing Secured Post-Petition Financing on a Superpriority Basis, (iii) Granting Adequate Protection, (iv) Approving Agreements Related to the Foregoing, (v) Modifying the Automatic Stay, and (vi) Granting Related Relief.

           1.69 Prepetition Agent means UBS AG, Stamford Branch, or any successor thereto, as administrative agent and collateral agent under the Prepetition Credit Agreement.

           1.70 Prepetition Credit Agreement means the amended and restated Credit Agreement, dated as of October 29, 2003, and amended and restated as of November 26, 2003, among ANI, as successor to Leanco, Inc., as borrower, certain affiliates of the Debtors, as guarantors, the Prepetition Agent, and the Lenders, and all other agreements, instruments, or documents executed by any of the Debtors in relation thereto, as the same may have been further amended or modified from time to time prior to the Commencement Date.

           1.71 Priority Non-Tax Claim means any unsecured Claim entitled to priority in payment as specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

           1.72 Priority Tax Claim means any unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

           1.73 Ratable Proportion means, with reference to any distribution on account of any Allowed Claim in any class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims (plus Disputed Claims until disallowed) in the same class, as applicable.

           1.74 Reorganized Atkins Holdings means Atkins Holdings, on and after the Effective Date.

           1.75 Reorganized ANI means ANI, on and after the Effective Date.

           1.76 Reorganization Cases means the jointly administered cases commenced by the Debtors in the Bankruptcy Court on the Commencement Date under chapter 11 of the Bankruptcy Code.

           1.77 Reorganized Debtors means the Debtors, on and after the Effective Date.

           1.78 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms, as such schedules and statements have been or may be supplemented or amended through the Confirmation Date pursuant to Bankruptcy Rule 1007.

           1.79 Second Lien Claim means a secured Credit Agreement Claim constituting a "Second Lien Obligation," as that term is defined in the Prepetition Credit Agreement.

           1.80 Sponsors means Parthenon Investors, II, L.P., Lean Investors, LLC, Parthenon Capital, LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., each in its capacity as equity-holder and/or sponsor of the Debtors.

           1.81 Subsidiary means each of Atkins International Limited, Atkins Nutritionals Pty Ltd., and Atkins Nutritionals (United Kingdom) Limited.

           1.82 Tax Code means the Internal Revenue Code of 1986, as amended.

           1.83 U.S. Trustee means the United States Trustee appointed under section 581, title 28, United States Code to serve in the Southern District of New York.

B.   INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

           Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                                   ARTICLE II

                    PROVISIONS FOR PAYMENT OF ADMINISTRATIVE
                        EXPENSES AND PRIORITY TAX CLAIMS

           2.1 Administrative Expenses.

                (a) Except to the extent that a holder of an Allowed Administrative Expense agrees to a less favorable treatment, and except as provided in section 2.1(c) of the Plan, on the Effective Date, the Reorganized Debtors shall pay to each holder of an Allowed Administrative Expense Cash in an amount equal to such Allowed Administrative Expense; provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, shall be assumed and paid by the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

                (b) On the Effective Date, all amounts owed under the Postpetition Financing Agreement and Postpetition Financing Order shall be deemed Allowed Administrative Expenses and paid in full in Cash. To the extent any letters of credit issued pursuant to the Postpetition Financing Agreement are outstanding, they will be cancelled and replaced with new letters of credit to be issued pursuant to the New Working Capital Facility or 105% cash collateralized. Upon payment or satisfaction in full of all Postpetition Financing Obligations in accordance with the Postpetition Financing Agreement and the Postpetition Financing Order, all liens and security interests granted to secure such obligations, whether in the Reorganization Cases or the Canadian Proceedings, shall be terminated and of no further force or effect; provided, that in all events, the particular provisions of the Postpetition Financing Agreement that are specified to survive in paragraph 29(a) of the Postpetition Financing Order survive.

                (c) All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 502(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file, on or before the deadline specified in the Confirmation Order, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (A) upon the later of (1) the Effective Date and (2) the date on which the order Allowing such Administrative Expense becomes a Final Order or (B) upon such other terms as may be mutually agreed upon by such holder and the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

           2.2 Priority Tax Claims.

           Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date, Cash in an amount equal to such Allowed Priority Tax Claim or (ii) commencing on the first anniversary of the Effective Date and continuing on each anniversary thereafter over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to six percent (6%) or such other amount as determined by the Bankruptcy Court in the Confirmation Order, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

                                   ARTICLE III

                          CLASSIFICATION OF CLAIMS AND
                    EQUITY INTERESTS, IMPAIRMENT, AND VOTING

           The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, for Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity and no value is ascribed to the stock of the subsidiaries of Atkins Holdings. The categories of Claims and Equity Interests listed below, other than Administrative Expenses and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan of Reorganization, as follows:


---------------- ------------------------------------------- ------------------ -----------------------------
Class            Designation                                 Impairment         Entitled to Vote
---------------- ------------------------------------------- ------------------ -----------------------------
Class 1          Priority Non-Tax Claims                     Unimpaired         No (conclusively presumed
                                                                                to accept)
---------------- ------------------------------------------- ------------------ -----------------------------
Class 2          First Lien Claims                           Impaired           Yes
---------------- ------------------------------------------- ------------------ -----------------------------
Class 3          Second Lien Claims                          Impaired           Yes
---------------- ------------------------------------------- ------------------ -----------------------------
Class 4          Other Secured Claims                        Unimpaired         No (conclusively presumed
                                                                                accept)
---------------- ------------------------------------------- ------------------ -----------------------------
Class 5          General Unsecured Claims                    Impaired           No (deemed to reject)
---------------- ------------------------------------------- ------------------ -----------------------------
Class 6          Old Equity Interests                        Impaired           No (deemed to reject)
---------------- ------------------------------------------- ------------------ -----------------------------

                                   ARTICLE IV

             PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

           4.1 Priority Non-Tax Claims (Class 1).

           With respect to any Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Effective Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, each Allowed Priority Non-Tax Claim shall be paid in full, in Cash, together with postpetition interest, and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

           4.2 First Lien Claims (Class 2).

                (a) On the Effective Date, (i) the First Lien Claims shall be Allowed in full and (ii) except to the extent that a holder of an Allowed First Lien Claim agrees to a less favorable treatment, each holder of an Allowed First Lien Claim shall receive its Ratable Proportion of (A) the New Tranche A Senior Notes, and (B) 8,400,000 shares or units, as applicable, of New Common Interests.

                (b) All distributions required under the Plan to holders of Allowed Claims in Class 2 shall be made to the Prepetition Agent. Such distributions shall be in complete satisfaction and discharge of the Debtors' obligations to the holders of First Lien Claims.

           4.3 Second Lien Claims (Class 3).

                (a) On the Effective Date, (i) the Second Lien Claims shall be Allowed in full and (ii) except to the extent that a holder of an Allowed Second Lien Claim agrees to a less favorable treatment, each holder of an Allowed Second Lien Claim shall receive its Ratable Proportion of (A) 1,600,000 shares or units, as applicable, of New Common Interests and (B) the New CVR Interests.

                (b) All distributions required under the Plan to holders of Allowed Claims in Class 3 shall be made to the Prepetition Agent. Such distributions shall be in complete satisfaction and discharge of the Debtors' obligations to the holders of Second Lien Claims.

           4.4 Other Secured Claims (Class 4).

           On the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each Allowed Other Secured Claim shall be, at the sole option of the Debtors, after consultation with the Prepetition Agent, or the Reorganized Debtors, (a) reinstated, (b) paid in full in Cash, together with postpetition interest, (c) satisfied by the surrender of the collateral securing such Allowed Claim, or (d) otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

           4.5 General Unsecured Claims (Class 5).

           On the Effective Date, the Debtors shall be discharged from any obligations to holders of General Unsecured Claims and holders of Allowed General Unsecured Claims shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such General Unsecured Claims.

           4.6 Old Equity Interests (Class 6).

           On the Effective Date, the Old Equity Interests shall be cancelled and the holders of Old Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Old Equity Interests.

           4.7 Nonconsensual Confirmation.

           If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired classes of Claims and Equity Interests that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

                                    ARTICLE V

                             MEANS OF IMPLEMENTATION

           5.1 Substantive Consolidation.

           The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, for Plan purposes, (a) the assets and liabilities of the Debtors are deemed to be the assets and liabilities of a single, consolidated entity, (b) all guarantees of any Debtor of the payment, performance, or collection of obligations of any other Debtor are eliminated and cancelled, (c) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, are considered a single Claim against the Debtors, and (d) any Claim filed in the Reorganization Case of any Debtor is deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date. Such substantive consolidation shall not (other than for Plan voting, treatment, and distribution purposes) affect (a) the legal and corporate structures of the Debtors, (b) any Intercompany Claims, or (c) any Equity Interests in the direct and indirect subsidiaries of Atkins Holdings.

           5.2 Incurrence of New Indebtedness.

           Effective on the Effective Date, the incurrence of the following indebtedness is hereby authorized without the need for any further corporate action and without any further action by holders of Claims or Equity Interests:

                (a) New Working Capital Facility. On the Effective Date, Reorganized ANI shall enter into the New Working Capital Facility.

                (b) Issuance of New Tranche A Senior Notes. On the Effective Date, Reorganized ANI shall execute and deliver the New Senior Note Agreement and issue the New Tranche A Senior Notes. The New Tranche A Senior Notes shall be distributed to the holders of Allowed First Lien Claims pursuant to Article IV of the Plan.

           5.3 Issuance of New Common Interests.

           Effective on the Effective Date, the issuance by Reorganized Atkins Holdings of the New Common Interests is hereby authorized without the need for any further company action and without any further action by holders of Claims or Equity Interests. The New Common Interests shall consist of 15,000,000 authorized shares or units, as applicable, of Reorganized Atkins Holdings, 10,000,000 of which shall be issued and distributed to the holders of Allowed First Lien Claims and Allowed Second Lien Claims pursuant to Article IV of the Plan. The remainder of the authorized New Common Interests shall be reserved for future purposes, as determined by the Board of Reorganized Atkins Holdings, consistent with its New Organizational Documents.

           5.4 Issuance of New CVR Interests.

           Effective on the Effective Date, the issuance by Reorganized Atkins Holdings of the New CVR Interests is hereby authorized without the need for any further company action and without any further action by holders of Claims or Equity Interests. The New CVR Interests shall be issued and distributed to the holders of Allowed Second Lien Claims pursuant to Article IV of this Plan.

           5.5 Management Incentive Plan.

           On the Effective Date, Reorganized Atkins Holdings shall be deemed to have adopted the Management Incentive Plan. The solicitation of votes on the Plan shall include, and be deemed to be, a solicitation for approval of the Management Incentive Plan. Entry of the Confirmation Order shall constitute such approval.

           5.6 New Management Agreements.

           On the Effective Date, Reorganized ANI shall enter into the New Management Agreements.

           5.7 Issuance of New Management Interests.

           On the Effective Date, the issuance by Reorganized Atkins Holdings of the New Management Interests is hereby authorized without the need for any further company action and without any further action by holders of Claims or Equity Interests.

           On the Effective Date, Reorganized Atkins Holdings shall fully reserve the New Management Interests for issuance in accordance with the Management Incentive Plan and the New Management Agreements.

           5.8 Cancellation of Existing Securities and Agreements.

           On the Effective Date, the Postpetition Financing Agreement (other than as provided in section 2.1(b) of this Plan), the Prepetition Credit Agreement, the Old Atkins Holding Common Stock, the Old Atkins Holdings Preferred Stock and all Old Equity Interests in Atkins Holdings shall be cancelled. On the Effective Date, except to the extent the Plan provides otherwise for any Allowed Other Secured Claim, all liens, security interests, and pledges securing (a) Allowed Other Secured Claims, (b) the obligations incurred pursuant to and in connection with the Prepetition Credit Agreement, the Postpetition Financing Agreement, the Postpetition Financing Order, any orders entered in the Canadian Proceedings and (c) any other secured obligations of any of the Debtors, shall be released. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such liens, security interests, and pledges.

           5.9 Surrender of Existing Securities.

           As a condition to receiving any distribution under the Plan, each holder of a promissory note, certificate, or other instrument evidencing a Claim must surrender such promissory note, certificate, or other instrument to Reorganized ANI or its designee. Any holder of a Claim that fails to (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized ANI before the later to occur of (a) the first anniversary of the Effective Date and (b) six months following the date on which such holder's Claim is Allowed, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all property distributable with respect to such Allowed Claim shall be retained by Reorganized ANI.

           5.10 Enforcement of Subordination.

           The Plan takes into account the relative priority of the Claims in each class in connection with any contractual subordination provisions relating thereto. Accordingly, (a) the distribution to the holders of class 3 Claims shall not be subject to further levy, garnishment, attachment, or other legal process by reason of claimed contractual subordination rights and (b) the confirmation of the Plan shall permanently enjoin, effective as of the Effective Date, all enforcement or attempts to enforce any further rights with respect to the distributions under the Plan to the holders of Claims in class 3 (other than enforcement by the holders of Allowed Claims in class 3 to receive such distribution in accordance with the Plan).

           5.11 Legal Form and Governance.

                (a) Merger/Dissolution/Reestablishment of Legal Entities. As of the Effective Date, or as soon as practicable thereafter, and without the need for any further action by the stockholders or directors of any of the Debtors or the Boards or equity security holders of any of the Reorganized Debtors, (i) any Affiliate of Atkins Holdings may be (a) dissolved or (b) merged into or with Atkins Holdings, Reorganized Atkins Holdings, or any of their respective Affiliates and (ii) Atkins Holdings may be converted to, merged into, or otherwise established as, a limited liability company pursuant to the laws of the State of Delaware.

                (b) New Organizational Documents. Each of the Reorganized Debtors shall be deemed to have adopted its respective New Organizational Documents effective as of the Effective Date. On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtors shall file their New Organizational Documents, as required or deemed appropriate, with the appropriate Persons in their respective jurisdictions of incorporation or establishment. The New Organizational Documents, to the extent applicable, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

                (c) Boards of the Reorganized Debtors. On the Effective Date, the operation of Reorganized Atkins Holdings shall become the general responsibility of its Board, subject to, and in accordance with, its New Organizational Documents. The initial Board of Reorganized Atkins Holdings shall consist of five members, including the chief executive officer of Reorganized Atkins Holdings. The holders of First Lien Claims shall select three members of the Board and the holders of Second Lien Claims shall select one member of the Board. The holders of First and Second Lien Claims shall work with the chief executive officer to select an appropriate Board and the chief executive officer shall be entitled to propose candidates to such holders, who shall consult with the chief executive officer prior to selecting the members of the Board they are entitled to elect. The initial members of the Boards of the Reorganized Debtors, together with biographical information, shall be set forth in the Plan Supplement.

                (d) Officers of the Reorganized Debtors. The initial officers of the Reorganized Debtors, together with biographical information, shall be set forth in the Plan Supplement.

                (e) Due Authorization. On the Effective Date, the adoption of the New Organizational Documents, the New Management Agreements, and the Management Incentive Plan shall be authorized and approved in all respects, to be effective as of the Effective Date, in each case without further action under applicable law, regulation, order, or rule, including without limitation, any action by the directors or stockholders of the Debtors or the Boards or equity security holders of the Reorganized Debtors. On the Effective Date, the cancellation and termination of all Equity Interests in Atkins Holdings, the authorization and issuance of the New Common Interests, the New CVR Interests, the New Management Interests, and the New Tranche A Senior Notes, the entering into and effectuation of the New Working Capital Facility, the New Senior Note Agreement, and all other matters provided in the Plan involving the legal structure or governance of the Reorganized Debtors shall be deemed to have occurred, been authorized, and be in effect from and after the Effective Date, in each case without further action under applicable law, regulation, order, or rule, including without limitation, any action by the stockholders or directors of the Debtors or the Boards or equity security holders of the Reorganized Debtors.

           5.12 Exemption from Securities Laws.

           The issuance of the New Common Interests, the New Tranche A Senior Notes, and the New CVR Interests (to the extent such interests constitute "securities") pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

           5.13 Exemption from Transfer Taxes.

           Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New Tranche A Senior Notes, the New Common Interests, the New CVR Interests, the New Management Interests, and the New Working Capital Facility, any merger agreements, or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

           5.14 Expedited Tax Determination.

           The Debtors and the Reorganized Debtors are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Commencement Date through, and including, the Effective Date.

                                   ARTICLE VI

                       PROVISIONS GOVERNING DISTRIBUTIONS

           6.1 Date of Distributions.

           Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

           6.2 Disbursing Agent.

           All distributions under the Plan shall be made by Reorganized ANI as Disbursing Agent or such other entity designated by Reorganized ANI as a Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized ANI.

           6.3 Rights and Powers of Disbursing Agent.

                (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                (b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

           6.4 Delivery of Distributions.

                (a) Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or interest by such holder that contains an address for such holder different from the address reflected for such holder on the Schedules. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use commercially reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to Reorganized ANI, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

                (b) Distributions by Prepetition Agent. Distributions under the Plan to holders of Allowed Claims in class 2 and class 3 shall be made by the Reorganized Debtors to the Prepetition Agent, which, in turn, shall make the distributions to the holders of such Allowed Claims.

           6.5 Manner of Payment.

           At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

           All distributions of Cash, New Common Interests, New CVR Interests, and New Tranche A Senior Notes to the creditors of the each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Debtor. Where a Reorganized Debtor is a subsidiary of Reorganized Atkins Holdings, Reorganized Atkins Holdings shall make a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor of a number of New Common Interests and New CVR Interests to be distributed to the creditors of such Debtor, but only at such time as, and to the extent, the New Common Interests and New CVR Interests are actually distributed to holders of Allowed Claims.

           6.6 No Fractional Distributions.

           No fractions of New Tranche A Senior Notes shall be distributed under the Plan. When any distribution pursuant to the Plan would result in the issuance of any New Tranche A Senior Note in an incremental principal amount of less than $1000 to a holder of an Allowed Claim, the holder of such Allowed Claim shall receive Cash in lieu of such fractional New Tranche A Senior Note.

All Claims of a holder shall be aggregated in making such determination. No fractions of New Common Interests, New CVR Interests, or Cash in lieu thereof shall be distributed. For purposes of distribution, fractions of New Common Interests and New CVR Interests shall be rounded up or down to the nearest whole number.

           6.7 Setoffs and Recoupment.

           The Debtors may, but shall not be required to, setoff against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim it may have against such claimant.

           6.8 Allocation of Plan Distributions Between Principal and Interest.

           To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

                                   ARTICLE VII

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

           7.1 Objections.

           As of the Effective Date, objections to, and requests for estimation of, Administrative Expenses and Claims may be interposed and prosecuted only by the Reorganized Debtors. Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of (a) one hundred and twenty (120) days after the Effective Date, (b) forty-five (45) days after a proof of Claim has been filed with the claims agent appointed in the Reorganization Cases, or (c) such other date as may be fixed by the Bankruptcy Court.

           7.2 No Distributions Pending Allowance.

           Notwithstanding any other provision hereof, if any portion of a Claim or Administrative Expense is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Administrative Expense unless and until such Disputed Claim or Disputed Administrative Expense becomes Allowed.

           7.3 Distributions After Allowance.

           To the extent that a Disputed Claim or Disputed Administrative Expense ultimately becomes an Allowed Claim or Allowed Administrative Expense, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Administrative Expense becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Administrative Expense the distribution (if any) to which such holder is entitled under the Plan, plus interest on the amount to be distributed on account thereof, calculated from the date on which the distribution would have been made if such Claim or Administrative Expense had been Allowed on the Effective Date, to the actual date of distribution, calculated at the applicable contract rate, or if none, at the Federal Judgment Rate.

                                  ARTICLE VIII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

           8.1 Treatment.

           Except as otherwise provided herein, in the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement, or document entered into in connection with the Plan, as of the Effective Date the Debtors shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to assume filed on or before the Confirmation Date or (d) is set forth in the Plan Supplement, as an executory contract or unexpired lease to be assumed. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

           Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

           8.2 Cure Payments.

           Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b) (1) of the Bankruptcy Code, by the Debtors. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

           8.3 Rejection Damage Claims.

           Proofs of all Claims arising out of the rejection of executory contracts and unexpired leases pursuant to the Plan shall be filed with the claims agent appointed in the Reorganization Cases and served upon the Debtors and their counsel not later than 30 days after the earlier of (a) the date on which notice of the occurrence of the Effective Date has been served and (b) the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their Estates, the Reorganized Debtors, and their respective properties and interests. 8.4 Compensation and Benefit Plans.

           Except and to the extent previously assumed pursuant to an order of the Bankruptcy Court entered on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed hereunder. The Debtors' obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or Benefit Plans rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a) (13) of the Bankruptcy
Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject pending as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

           8.5 Programs and Policies.

           Except to the extent previously assumed pursuant to an order of the Bankruptcy Court entered on or prior to the Confirmation Date, all customer programs and customer policies of the Debtors relating to the years 2005 and thereafter and in effect as of the Commencement Date and not since terminated, shall be deemed to be, and treated as if they were, executory contracts that are assumed hereunder. The Debtors' obligations under such programs and policies shall survive confirmation of the Plan except for (a) customer programs or customer policies rejected pursuant to the Plan and (b) such customer programs or customer policies as have previously been terminated or rejected or are the subject of a motion to reject pending as of the Confirmation Date.

                                   ARTICLE IX

                    CONDITIONS PRECEDENT TO CONSUMMATION DATE

           9.1 Conditions Precedent to Confirmation.

           The Plan shall not be confirmed unless and until the following conditions have been satisfied or waived in accordance with Article IX of this
Plan:

                (a) The Confirmation Order, in form and substance satisfactory to the Debtors and the Prepetition Agent, has been entered on the docket maintained by the Clerk of the Bankruptcy Court; and

                (b) Any uncured and continuing Termination Event (as such term is defined in the Lock-Up Agreement) has been duly waived in accordance with the Lock-Up Agreement unless the Consenting First Lien Secured Parties and Consenting Second Lien Secured Parties that have not elected to send a Notice of Termination (as such term is defined in the Lock-up Agreement) are sufficient to satisfy the condition to effectiveness set forth in section 8 of the Lock-Up Agreement.

           9.2 Conditions Precedent to Effectiveness.

           The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Article IX of this Plan:

                (a) The Confirmation Order is a Final Order;

                (b) The conditions precedent to the effectiveness of the New Working Capital Facility and the New Senior Note Agreement are satisfied or waived by the parties thereto and the Reorganized Debtors have access to funding under the New Working Capital Facility;

                (c) All amounts owed under the Postpetition Financing Agreements and the Postpetition Financing Order are indefeasibly paid in full, in Cash, other than letters of credit, which shall be satisfied in accordance with section 2.1(b) of this Plan.

                (d) All actions and all agreements, instruments, or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtors and the Prepetition Agent; and

                (e) All authorizations, consents, and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan are obtained and not revoked.

           9.3 Waiver of Conditions.

           Each of the conditions precedent in sections 9.1(b) and 9.2 hereof may be waived, in whole or in part, by the Debtors with the written consent of the Prepetition Agent. Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action.

           9.4 Satisfaction of Conditions.

           Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtors determine, after consultation with the Prepetition Agent, that one of the conditions precedent set forth in section 9.2 hereof cannot be satisfied and the occurrence of such condition is not waived or cannot be waived, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court and the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against any of the Debtors or the Allowance of any Administrative Expense or Claim.

           9.5 Effect of Nonoccurrence of Conditions.

           If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before February 17, 2006, or such later date as shall be consented to by the Prepetition Agent, in accordance with the Lock-Up Agreement, the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is so vacated, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against any of the Debtors or the Allowance of any Administrative Expense or Claim.

                                    ARTICLE X

                             EFFECT OF CONFIRMATION

           10.1 Revesting of Assets.

           On the Effective Date, the Debtors, their properties and interests in property, and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the Estates of the Debtors shall vest in the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

           10.2 Binding Effect.

           Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan.

           10.3 Discharge of Debtors.

           Except to the extent otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the treatment of all Claims against or Equity Interests in the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all debts of, Claims against, and Equity Interests in, the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their Estates, the Reorganized Debtors, or their properties or interests in property. Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration, if any, provided hereunder. Except as otherwise provided herein or the Confirmation Order, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

           10.4 Term of Injunctions or Stays.

                (a) Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Reorganized Debtors, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against any Reorganized Debtor with respect to such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due to any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor, with respect to such Claim or Equity Interest, and (v) pursuing any claim released pursuant to this Article X of the Plan.

                (b) Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                (c) In furtherance of the foregoing, on and after Effective Date, any "fifty percent shareholder" (within the meaning of section 382(g)(4)(D) of the Tax Code) shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests held by such entity for any taxable year of such shareholder ending prior to the Effective Date.

           10.5 Indemnification Obligations.

           Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors or officers who were directors or officers of the Debtors on or after the Commencement Date, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws, other organizational documents, or applicable law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date.

           10.6 Exculpation.

           As of the Confirmation Date, the Debtors and their agents, directors, officers, employees, financial advisors, attorneys, and other professionals shall be deemed to have solicited acceptances of this Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Reorganized Debtors, the Lenders, the DIP Lenders, the Consenting Equity Holders and the Disbursing Agent, and their respective principals, members, officers, directors, employees and agents (including any attorneys, financial advisors, and other professionals retained by such Persons) shall have no liability to any holder of any Claim or Equity Interest or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Disclosure Statement, the Plan, the Lock-Up Agreement, the solicitation of votes for and the pursuit of confirmation of the Plan, the offer and issuance of any securities under the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

           10.7 Mutual Release.

           For good and valuable consideration, including, but not limited to, the mutuality of obligations of the Consenting Equity Holders to provide the support necessary for consummation of the Plan, as set forth in the Lock-Up Agreement, and the services of the Prepetition Agent, as set forth in the Lock-Up Agreement, the holders of First Lien Claims that elected on their respective ballots to participate in the mutual release under the Plan, the holders of Second Lien Claims that elected on their respective ballots to participate in the mutual release under the Plan, and the Debtors' officers and directors, to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, each Non-Debtor Party is hereby released by each other Non-Debtor Party and by the Debtors, the Estates, and the Reorganized Debtors from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, directly or indirectly related to the Debtors, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, that any of the Non-Debtor Parties, Debtors or Reorganized Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including without limitation, claims, actions, and causes of action arising from actions taken or not taken in good faith in connection with the Plan, the Prepetition Credit Agreement, the Forbearance Agreement, the Lock-Up Agreement, the commencement of the Reorganization Cases, and the restructuring of the Debtors; provided, however, that nothing herein shall be deemed to release any rights, claims, or interests that any such party may be receiving or retaining pursuant to the Plan on or after the Effective Date; and further provided, however, that such releases shall not impact, modify, or limit the ability of any such party to take any defensive measure, including, without limitation, as to impleading any party into such matter, necessary to respond to any litigation, adversary proceeding or other proceeding that may be brought by any other party in interest in the Reorganization Cases or in relation thereto as necessary to fully and properly protect its interests; and further provided, however, that such releases are in addition to, and shall not modify, the releases set forth in the Lock-Up Agreement.

           10.8 Preservation of Causes of Action.

           On the Effective Date, the Reorganized Debtors shall retain the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession, other than actions against the Lenders or DIP Lenders that have been waived, released, or otherwise discharged pursuant to the Postpetition Financing Agreement and the Postpetition Financing Order.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

           The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims and Administrative Expenses resulting therefrom;

                (b) To determine any and all adversary proceedings, applications, and contested matters that are pending on the Effective Date;

                (c) To ensure that distributions to holders of Allowed Administrative Expenses and Allowed Claims are accomplished as provided herein;

                (d) To hear and determine any timely objections to, or requests for estimation of, Administrative Expenses or proofs of claims, including, without limitation, any objections to the classification of any Administrative Expense, Claim or Equity Interest, and to allow or disallow any Disputed Administrative Expense or Disputed Claim, in whole or in part;

                (e) To resolve disputes as to the ownership of any Administrative Expense, Claim, or Equity Interest;

                (f) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                (g) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                (h) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                (i) To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

                (j) To hear and determine disputes or issues arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing, or any settlement approved by the Bankruptcy Court;

                (k) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date, or request by the Reorganized Debtors after the Effective Date, for an expedited determination of tax under section 505(b) of the Bankruptcy
Code);

                (l) To hear any other matter not inconsistent with the Bankruptcy Code;

                (m) To hear and determine all disputes involving the existence, scope, and nature of the discharges granted under the Plan, the Confirmation Order, or the Bankruptcy Code;

                (n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan;

                (o) To hear and determine avoidance or recovery actions under sections 545, 547, 548, 550, 551, and 553 of the Bankruptcy Code whether commenced by the Debtors prior to the Effective Date or by the Reorganized Debtors thereafter; and

                (p) To enter a final decree closing the Reorganization Cases.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

           12.1 Payment of Statutory Fees.

           All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

           12.2 Modification of Plan.

           The Plan may be modified by the Debtors, in accordance with section 1127 of the Bankruptcy Code consistent with the terms of the Lock-Up Agreement.

           12.3 Revocation of Plan.

           The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

           12.4 Intercompany Claims.

           Notwithstanding anything to the contrary herein, Intercompany Claims will be adjusted and discharged to the extent determined appropriate by the Debtors, after consultation with the Prepetition Agent, taking into account the economic condition of the applicable Reorganized Debtor.

           12.5 Dissolution of the Committee.

           On the Effective Date, the Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Reorganization Cases, and the retention or employment of the Committee's attorneys, accountants, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

           12.6 Severability of Plan Provisions.

           In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

           12.7 Governing Law.

           Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws.

           12.8 Compliance with Tax Requirements.

           In connection with the consummation of the Plan, any party issuing any instrument or making any distribution under the Plan, including any party described in section 6.2 and 6.4(b) above, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

           12.9 Notices.

           All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                           Atkins Nutritionals, Inc.
                           2002 Orville Drive North, Suite A
                           Ronkonkoma, NY  11779
                           Attn:  Joseph Conklin, Esq.
                           Title:  Senior Vice President & General Counsel
                           Telephone:  (631) 738-7370
                           Telecopier:  (631) 738-8721

                                    - and -

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attn:    Marcia L. Goldstein, Esq.
                           Shai Y. Waisman, Esq.
                           Telephone:  (212) 310-8000
                           Telecopier: (212) 310-8007

           12.10 Filing or Execution of Additional Documents.

           On or before the Effective Date, and without the need for any further order or authority, the Debtors, after consultation with the Prepetition Agent, or Reorganized Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: August     24, 2005

                                  Respectfully submitted,

                                  ATKINS NUTRITIONALS HOLDINGS, INC.
                                  ATKINS NUTRITIONALS HOLDINGS II, INC.
                                  ATKINS NUTRITIONALS, INC.
                                  ATKINS NUTRITIONALS (CANADA) LIMITED

                                  By: /s/ Joseph Conklin
                                      ------------------------------------------
                                      Name:  Joseph Conklin
                                      Title: Senior Vice President and General
                                             Counsel

                                                                       Exhibit A


                 NEW TRANCHE A SENIOR SECURED SUBORDINATED NOTES
                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS


Issuer                                       Reorganized ANI.

Face Amount                                  $110 million.

Maturity Date                                5th anniversary of the Effective Date.

Interest Rate                                Interest will accrue at LIBOR plus 12.0% per annum.
                                             Accrued interest at the annual rate of LIBOR plus (a)
                                             5.0% (the "Base Rate") shall be payable quarterly in
                                             arrears in cash, and (b) 7.0% shall be payable quarterly
                                             in arrears, at the election of the Reorganized Debtors,
                                             in cash or in kind by issuance of New Tranche A Senior
                                             Notes ("PIK Tranche A Notes") in an aggregate principal
                                             amount equal to all accrued unpaid interest not paid in
                                             cash.  PIK Tranche A Notes will accrue interest and be
                                             payable at the same rate and on the same terms as New
                                             Tranche A Senior Notes.  Notwithstanding the foregoing,
                                             during the first year after the Effective Date, for each
                                             quarterly period, Reorganized ANI may pay per annum
                                             interest at the rate of LIBOR plus 2.5% in cash and issue
                                             PIK Tranche A Notes equal to an additional 10% in
                                             interest.

Collateral                                   First priority lien on substantially all assets, subject
                                             only to the liens granted in connection with the New
                                             Working Capital Facility.

Amortization                                 On terms acceptable to "Required Lenders" under the New
                                             Senior Note Agreement.

Financial Covenants                          Including maximum leverage ratio and minimum interest
                                             coverage ratio.

Ranking                                      Contractually subordinated to obligations under the New
                                             Working Capital Facility.


                                                                       Exhibit B


                          NEW WORKING CAPITAL FACILITY
                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS


Borrower                                     Reorganized ANI.

Lenders                                      An agent and a syndicate of lenders to be determined.

Facility Type                                Asset-based facility with revolving line of credit.

Amount                                       $25 million, including a $5 million sublimit for letters
                                             of credit.

Maturity Date                                3rd anniversary of the Effective Date.

Interest Rate                                Market rate.

Collateral                                   First priority lien on substantially all assets.

Commitment Fee                               Market fee.

Letter of Credit Fees                        Market fees.

Representations, Warranties, Covenants,      Customary for facilities of this type.
and Events of Default

Ranking                                      Contractually senior to New Tranche A Senior Notes.